Exhibit 10.17
NOTICE OF RESTRICTED STOCK UNIT AWARD
Robinhood Markets, Inc.
2020 Equity Incentive Plan
Unless otherwise defined herein, the terms defined in the Company’s 2020 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Restricted Stock Unit Award (“Notice of Grant”).
All references to the “Platform” in this Notice of Grant or in the RSU Agreement (as defined below) shall be interpreted as the equity management software currently in use by the Company.
The Participant named below has been granted an award of restricted stock units (“RSUs”), subject to the terms and conditions of the Plan, the Restricted Stock Unit Agreement attached as Annex A (the “RSU Agreement”) and Exhibit A (attached), as follows:

Participant Name:	[Vladimir Tenev]	[Baiju Bhatt]

Total Number of RSUs:	[22,200,000]	[13,320,000]

RSU Grant Date:	May 26, 2021
Vesting: The RSUs will vest (if at all) based upon the achievement of the service-based and performance-based conditions set forth in Exhibit A and the provisions of the RSU Agreement. The actual number of RSUs that vest, if any, may be lower than the Total Number of RSUs set forth above depending on the extent to which the vesting criteria are satisfied.
Settlement: Settlement of RSUs refers to the issuance of a Share once an RSU is vested. If an RSU vests as a result of satisfaction of the vesting requirements as described above, the Company will deliver one Share for such RSU at the time of settlement specified in the Restricted Stock Unit Agreement and Exhibit A.
Participant understands that Participant’s employment or consulting relationship with the Company is for an unspecified duration, can be terminated at any time (i.e. is “at-will”) and that nothing in this Notice of Grant, the RSU Agreement, Exhibit A or the Plan changes the at-will nature of that relationship. Participant also understands that this Notice of Grant is subject to the terms and conditions of the RSU Agreement, Exhibit A and the Plan, each of which are incorporated herein by reference. Participant has read the RSU Agreement, Exhibit A and the Plan.
By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, this Notice of Grant, the RSU Agreement, Exhibit A, any disclosures provided pursuant to Rule 701, account statements or other communications or information) whether via the Company’s intranet or the internet site of another such third party or via email, or such other means of electronic delivery specified by the Company; provided that, concurrently with any such delivery, Participant is notified of such delivery at the Company e-mail address of such Participant, with instructions on how to access the relevant document.

By Participant’s and the Company’s acceptance hereof (in each case, whether written, electronic or otherwise), Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, this Notice of Grant, the RSU Agreement and Exhibit A.

ANNEX A
RESTRICTED STOCK UNIT AGREEMENT
Robinhood Markets, Inc.
2020 Equity Incentive Plan
Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Company’s 2020 Equity Incentive Plan, as amended (the “Plan”), the Notice of Restricted Stock Unit Award (“Notice of Grant”), this Restricted Stock Unit Agreement (this “Agreement”) and Exhibit A. Unless otherwise defined herein or in the Notice of Grant or Exhibit A, the terms defined in the Plan shall have the same defined meanings in this Agreement.
1.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares. As a condition to the issuance of any Shares in settlement of vested RSUs, Participant agrees to enter into a joinder to be bound by any stockholders’ agreement by and between the Company and its stockholders in force from time to time. The Shares issued following the vesting and settlement of RSUs under this Agreement will be subject to the Equity Exchange Agreement.
2.Dividend Equivalents. Dividend equivalents, if any, shall not be credited to Participant in respect of Participant’s RSUs, except as otherwise permitted by the Committee.
3.No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the RSUs upon the death of Participant. Any transferee who receives an interest in the RSU or the underlying Shares upon the death of Participant shall acknowledge in writing that the RSU shall continue to be subject to the restrictions set forth in this Section 3. For the avoidance of doubt, this Section 3 shall not apply to any Shares issued pursuant to the settlement of any RSUs.
4.Termination. The RSUs shall terminate on the Expiration Date (as defined in Exhibit A) or earlier as provided in this Section 4. If Participant’s service with the Company terminates for any reason, all RSUs for which vesting is no longer possible under the terms of the Notice of Grant, this Agreement and Exhibit A shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether such termination has occurred, the Committee shall have sole discretion to reasonably determine in good faith whether such termination has occurred and the effective date of such termination.
5.Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice of Grant, this Agreement, Exhibit A and the provisions of the Plan (incorporated herein by reference). Participant (i) acknowledges receipt of a copy of each of the foregoing documents via the Platform, (ii) represents that Participant has carefully read and is familiar with their provisions and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan, the Notice of Grant and Exhibit A.
6.Limitations on Transfer of Stock. Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this Agreement except (i) prior to the Company becoming subject to the reporting requirements of the Exchange Act (defined below), with the Company’s prior written consent and in compliance with the provisions of Sections 9 and 10 of the Plan, and (ii) in compliance with the Company’s then-current insider trading policy and applicable securities laws. The restrictions on transfer also include a prohibition on any short position, any “put equivalent position” or any “call equivalent position” by the RSU holder with respect to the RSU itself as well as any shares issuable upon settlement of the RSU prior to the settlement thereof until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).
7.Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such shares or interest subject to the provisions of this Agreement, including the transfer restrictions of Sections 3 and 6, and the transferee shall acknowledge such restrictions in writing. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.
8.Withholding of Tax. When the RSUs are vested and/or settled, the fair market value of the Shares shall be treated as income subject to withholding by the Company for income and employment taxes if Participant is or was an employee of the Company. Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to the Participant’s participation in this Plan and legally applicable to the Participant (collectively, “Tax-Related Obligations”). The Tax-Related Obligations shall be satisfied by, if permissible under local law, (i) withholding Shares that otherwise would be issued to Participant when Participant’s RSUs are settled (“Net Settlement”) or (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf and Participant hereby authorizes such sales by this authorization), in either case, under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy and 10b5-1 trading plan policy, if applicable. Depending on the withholding method, the Company and/or a Parent or Subsidiary of the Company may withhold or account for Tax-Related Obligations by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. In the case of Net Settlement, the Company shall issue the net number of Shares to Participant by deducting the Shares retained for Tax-Related Obligations from the Shares issuable upon vesting. For tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Obligations.
9.Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Participant’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. The RSUs are intended to be an exempt “short-term deferral,” within the meaning of Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. All payments made pursuant to, or under, this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
10.Tax Consequences. Participant acknowledges that there will be tax consequences upon vesting and/or settlement of the RSUs and/or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition.
11.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Committee may request of Participant for compliance with applicable laws) with all applicable foreign and US state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s shares may be listed or quoted at the time of such issuance or transfer. Participant may not be issued any Shares if such issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such shares. In the event the Company is unable to issue Shares to Participant, it shall pay to Participant, via a wire transfer of immediately available funds, an amount equal to the Fair Market Value of such Shares.
12.Legend on Certificates. The certificates representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of the Company’s Common Stock are listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
13.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
14.Entire Agreement; Severability. The Plan, the Notice of Grant and Exhibit A are incorporated herein by reference. The Plan, the Notice of Grant, this Agreement, Exhibit A and the Equity Award Exchange Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, without limitation, any commitment to make any other form of equity award (such as stock options) that may have been set forth in any employment offer letter or other agreement between the parties); provided, however, that this Section 14 shall not apply to that certain notice of RSU award and applicable agreement between Participant and the Company, dated October 8, 2019, whereby the Company granted to Participant 2,904,024 “time-vested” RSUs or that certain amended and restated notice of RSU award and applicable amended and restated RSU agreement between Participant and the Company, dated May 26, 2021, whereby the Company granted to Participant 13,831,829 RSUs. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
15.Market Standoff Agreement. Participant agrees in connection with any registration of the Company’s securities under the Securities Act or other public offering that, upon the request of the Company or the underwriters managing any registered public offering of the Company’s securities, Participant will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such managing underwriters, as the case may be, for a period of time (not to exceed one hundred eighty (180) days) after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the managing underwriters may specify for employee-stockholders generally. Further, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news, or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, if required by the underwriters or the Company, the restrictions imposed by this Section 15 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. For purposes of this Section 15, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Shares until the end of such period. Participant further agrees that the underwriters of any such public offering shall be third party beneficiaries of this Section 15 and agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing.
16.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s Continuous Service Status, for any reason, with or without cause.
17.Information to Participants. If the Company is relying on an exemption from registration under Section 12(h)-1 of the Exchange Act and such information is required to be provided by such Section 12(h)-1, the Company shall provide the information described in Rules 701(e)(3), (4) and (5) of the Securities Act by a method allowed under Section 12(h)-1 of the Exchange Act in accordance with Section 12(h)-1 of the Exchange Act, provided, that Participant agrees to keep the information confidential to the extent such information has not otherwise been publicly disclosed not in violation of this Agreement.
18.Delivery of Documents and Notices. Any document relating to participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery or deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the e-mail address, if any, provided for Participant by the Company or at such other address as such party may designate in writing from time to time to the other party.

19.Choice of Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
20.Uncertificated Shares. Participant agrees and acknowledges that to the extent the shares issued upon settlement of the RSUs are uncertificated then all references herein to stock certificates also includes electronic or uncertificated equivalents.
21.Clawback. The RSUs and/or the Shares acquired upon settlement of the RSUs shall be subject (including on a retroactive basis) to clawback, recoupment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by the Company’s clawback or recoupment policy as may be established and/or amended from time to time or Applicable Laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).
* * * * * * * * * *

EXHIBIT A
VESTING CRITERIA AND CERTAIN DEFINITIONS
Capitalized terms used in this Exhibit A will have the meanings prescribed to them under the Plan or the Restricted Stock Unit Agreement, as applicable, unless otherwise defined herein.
SECTION 1.    RSU VESTING SCHEDULE.
Subject to Sections 2 and 3 below, an RSU will vest on the first Achievement Date on which both the Service-Based Condition and the Performance-Based Condition are satisfied. Each RSU that vests on an Achievement Date will be settled on the first Settlement Date occurring on or after such Achievement Date.
(a)     “Achievement Date” means the first date occurring during the Performance Period on which the Company Stock Price (as calculated hereunder) achieves a Company Stock Price Target. Once the Company Stock Price Target has been achieved during the Performance Period, such Company Stock Price Target cannot be achieved again. For the avoidance of doubt, once a Company Stock Price Target has been achieved (as calculated hereunder), it does not need to be maintained. More than one Company Stock Price Target may be achieved on a particular date. Except in connection with a Change in Control as set forth herein, no partial achievement will occur and no RSUs will become Eligible RSUs for achievement between two Company Stock Price Targets.
(b)    “Service-Based Condition” is satisfied as to any RSU subject to this RSU Agreement on the Achievement Date if Participant has satisfied the Service Condition through (and including) such date.
(c)     “Performance-Based Condition” is satisfied on the applicable Achievement Date during the Performance Period on which an RSU becomes an Eligible RSU. On an Achievement Date, the number of RSUs eligible for vesting will equal the number of RSUs corresponding to the applicable Company Stock Price Target in the table below (such RSUs, the “Eligible RSUs”).

Company Stock Price Target **	Number of RSUs **
$120.00	[2,850,000][1,710,000]
$150.00	[2,850,000][1,710,000]
$180.00	[3,300,000][1,980,000]
$210.00	[3,300,000][1,980,000]
$240.00	[3,300,000][1,980,000]
$270.00	[3,300,000][1,980,000]
$300.00	[3,300,000][1,980,000]

**     The Company Stock Price Targets and Number of RSUs are subject to adjustment to reflect any transaction described in Section 2 of the Plan. The Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, will make the determination of any such adjustments required (and whether any such adjustment is required) in connection with any such event.

SECTION 2.     SERVICE CONDITION AND FORFEITURE.
For any RSUs under this Agreement to vest, Participant must have continuously satisfied the Service Condition through (and including) the applicable Achievement Date. For the avoidance of doubt, if Participant satisfies the Service Condition on an applicable Achievement Date (which is not a Settlement Date) but fails to satisfy the Service Condition on the Settlement Date occurring after such Achievement Date, any RSUs that vested on such Achievement Date will be settled on such Settlement Date.
On the Expiration Date, any RSUs covered by this Agreement that have not vested immediately will be forfeited and returned to the Company, and Participant will have no further rights with respect to such RSUs or the underlying Shares.
SECTION 3.     CHANGE IN CONTROL.
With respect to any RSUs that remain outstanding and unvested as of immediately prior to the consummation of a Change in Control, the following rules will apply.
(a)    Immediately prior to such Change in Control, rather than applying the definition of “Company Stock Price” below, “Company Stock Price” instead will mean the Per Share Deal Price.
(b)    After determining the “Company Stock Price” under Section 3(a) of this Exhibit A, the same rules under the table under Section 1 of this Exhibit A apply in determining whether any additional “Company Stock Price Targets” are achieved and additional RSUs will become Eligible RSUs; provided, however, that if the Company Stock Price as determined under Section 3(a) of this Exhibit A is greater than $120.00 (as adjusted pursuant to Section 2 of the Plan) but falls between two Company Stock Price Targets set forth in the table under Section 1 of this Exhibit A, the Eligible RSUs will be determined based on a linear interpolation using the Company Stock Price Target in the table that is greater than but closest to the actual Company Stock Price determined under Section 3(a) of this Exhibit A and the amount in the table that is less than but closest to the actual Company Stock Price determined under Section 3(a) of this Exhibit A, with such number rounded to the nearest Share (such number, the “Incremental Eligible RSUs”). For the avoidance of doubt, if, prior to the Change in Control, an RSU already became an Eligible RSU based on the achievement of a Company Stock Price Target occurring as of the Achievement Date corresponding to such achievement, such RSUs will not again become Eligible RSUs with respect to that Company Stock Price Target achievement, but such RSUs, to the extent they have not yet been settled, will be settled immediately prior to the Change in Control subject to Participant satisfying the Service Condition through the applicable Achievement Date; provided, however, that if Participant is terminated by the Company other than for Cause (defined below) during the thirty-day period ending on the closing of a Change in Control and a Performance-Based Condition would have been satisfied in connection with the closing of a Change in Control, then all of the RSUs for which the Performance-Based Condition would have been satisfied in connection with the Change in Control shall vest (and become Acquisition Eligible RSUs) immediately prior to the occurrence of the Change in Control notwithstanding Participant’s termination other than for Cause.
(c)    If, after applying the rules in Sections 3(a) and 3(b) of this Exhibit A, an additional number of RSUs will become Eligible RSUs, then (i) the Achievement Date will be the date immediately prior to the Change in Control subject to Participant satisfying the Service Condition; (ii) the number of additional RSUs that will become Eligible RSUs will equal the sum of: (A) all RSUs (as determined under the table in Section 1 of this Exhibit A) corresponding to the Company Stock Price Target achievement(s) in connection with the Change in Control that have not yet become Eligible RSUs plus (B) the Incremental Eligible RSUs

(if any) (such sum, the “Acquisition Eligible RSUs”); and (iii) any Acquisition Eligible RSUs vest on the date immediately prior to the Change in Control, and all Eligible RSUs (including all Acquisition Eligible RSUs) that have not yet been settled will be settled immediately prior to the Change in Control. Unless otherwise determined by the Board or Committee, any remaining RSUs that have not become Acquisition Eligible RSUs immediately will be forfeited as of the Change of Control for no consideration and Participant will have no further rights with respect to such RSUs or Shares.
SECTION 4.    DEFINITIONS
“Cause” means (i) Participant’s willful and material unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company and its Subsidiaries, taken as a whole; (ii) a willful and material breach by Participant of any agreement between Participant and the Company, which breach causes material harm to the Company and its Subsidiaries, taken as a whole; (iii) a willful and material failure by Participant to comply with the Company’s material written policies or rules, which failure causes material harm to the Company and its Subsidiaries, taken as a whole; (iv) Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony (other than an automobile offense) under the laws of the United States or any state thereof (or equivalent laws of a foreign jurisdiction); (v) Participant’s gross negligence or willful misconduct, which causes material harm to the Company and its Subsidiaries, taken as a whole; (vi) a continuing failure by Participant to perform material assigned duties; or (vii) a failure by Participant to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has reasonably requested Participant’s cooperation and which failure causes material harm to the Company and its Subsidiaries, taken as a whole; provided, that “Cause” pursuant to the foregoing clauses (i), (ii), (iii), (v), (vi) and (vii) shall exist only after the Board of Directors or Participant’s supervisor, as applicable, provides Participant with written notice of the applicable Cause event (which specifically identifies, in reasonable detail, the basis for alleging a Cause event) and Participant fails to cure the same (to the extent capable of cure) within thirty (30) days after receipt of such notice. For the avoidance of doubt, without limiting other instances in which Participant’s act or failure shall not be deemed willful, no act or failure to act by Participant shall be considered “willful” if done or omitted by Participant in good faith with reasonable belief that Participant’s action or omission was in the best interests of the Company and its Subsidiaries.
“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.
“Change in Control” means the occurrence of any of the following events:
(i)a merger, reorganization, consolidation or similar form of business transaction directly involving the Company or indirectly involving the Company through one or more intermediaries, unless, immediately following such transaction, more than 50% of the voting power of the then-outstanding voting stock or other securities of the Person resulting from consummation of the transaction (which Person may be any Parent that as a result of the transaction owns directly or indirectly the Company and all or substantially all of the Company’s assets) entitled to vote generally in elections of directors of such Person is held by the existing Company stockholders (determined immediately prior to the transaction and related transactions);
(ii)a single transaction or series of related transactions in which a Person (other than any employee benefit plan of the Company or an Affiliate, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the outstanding voting power of the Company’s then-outstanding voting securities;
(iii)a single transaction or series of related transactions in which the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or
(iv)the liquidation or dissolution of the Company.
Notwithstanding anything to the contrary herein, a Change in Control will not be deemed to have occurred by virtue of (A) the consummation of any transaction or series of related transactions immediately following which the holders of the shares of the Company immediately prior to the transaction or series of transactions continue to have substantially the same proportionate ownership and voting power in an entity which owns all or substantially all of the assets of the Company immediately following the transaction or series of transactions, (B) any acquisition of additional securities of the Company or voting power with respect to the Common Stock by any or some combination of the Specified Stockholders (as defined below), including as a result of a Permitted Transfer (as defined in the Certificate of Incorporation) or in connection with a transaction or issuance (including pursuant to outstanding equity-based awards) or any other transaction approved by the Board or a Committee thereof, (C) any change in the Specified Stockholders’ voting power with respect to the Common Stock resulting from a conversion of shares of Common Stock reducing the number of shares or votes outstanding or (D) any acquisition or disposition of shares of Class B Common Stock by the Specified Stockholders or change in the total voting power of the Common Stock held by the Specified Stockholders as a result of (x) the conversion of any shares of Common Stock into shares of Class B Common Stock, (y) the conversion of any shares of Class B Common Stock into shares of any other class of Common Stock or (z) any change in the voting power of the holders of the Class B Common Stock, including solely as a result of any decrease in the total number of shares of Common Stock or of any series of class thereof, as applicable, outstanding. For the avoidance of doubt, an initial public offering, any subsequent public offering or any other capital raising event shall not constitute a “Change in Control”.
“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share.
“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.0001 per share.
“Common Stock” means Class A Common Stock, the Class B Common Stock or the Company’s Class C common stock, par value $0.0001 per share.
“Company Stock Price” means the average of the volume weighted average trading prices of a Share as reported on a Securities Exchange for each trading day during any sixty (60) consecutive trading days during the Performance Period.
“Equity Exchange Agreement” means that certain equity exchange right agreement to be entered into by and between Participant and the Company, as may hereinafter be amended in accordance with its terms.
“Expiration Date” means the earliest to occur of: (i) the date on which all RSUs granted hereunder vest, (ii) the date Participant ceases to satisfy the Service Condition and (iii) the eighth anniversary of the RSU Grant Date.
“Performance Period” means the period commencing on the RSU Grant Date and ending on the Expiration Date, provided that, if the Shares commence publicly trading on a Securities Exchange following the RSU

Grant Date and the Expiration Date is not a trading day, the last trading day immediately preceding the Expiration Date.
“Per Share Deal Price” means the total present value of the amount of cash consideration and the present value of any non-cash consideration received or potentially receivable for a Share by holders of Shares in connection with the Change in Control or, if no such consideration will be received for a Share, the Fair Market Value of a Share on the day (or, if the Shares are then publicly traded on a Securities Exchange, the trading day) immediately prior to the Change in Control. The present value of any cash consideration and the present value of any non-cash consideration potentially receivable (including any consideration being held in escrow or subject to an earn-out or similar concept) will be reasonably determined in good faith by the Board, except that if such non-cash consideration is in the form of publicly traded securities, then the value of such publicly traded securities will be based on the volume weighted average trading price of such publicly traded securities over the five (5) trading day period ending three (3) business days prior to the date the Change in Control occurs.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity, or a “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
“Securities Exchange” means an established national securities exchange or automated quotation system (e.g., the New York Stock Exchange, The Nasdaq Global Select Market, or The Nasdaq Global Market).
“Service Condition” means Participant’s full-time employment as a member of the senior management team of the Company [(including as the executive chairman of the Company (the “Executive Chairman”))]1. In the event of any dispute over whether Participant fails to meet the Service Condition, the Board will have sole discretion, which it shall exercise reasonably and in good faith, to determine whether such termination has occurred and the effective date of such termination, and such determination will be binding on Participant, the Company, and the respective successors. [Notwithstanding the foregoing, in the event Participant ceases to serve as Executive Chairman or Chief Executive Officer, but remains employed as a member of the senior management team of the Company, the number of RSUs eligible to vest on an Achievement Date that occurs after the cessation of service as Executive Chairman or Chief Executive Officer shall be multiplied by 0.6.]2
“Settlement Date” means the tenth trading day of the calendar month following the Achievement Date.
“Specified Stockholders” means, individually or collectively (in any combination thereof), any Founder (as defined in the Certificate of Incorporation) or a Permitted Entity (as defined in the Certificate of Incorporation) of such Founder.
1 Note to Draft: Provision applicable only to Mr. Tenev.
2 Note to Draft: Provision applicable only to Mr. Tenev.